EXHIBIT 99.1

T-Mobile Again Delivers Industry-Leading Customer and Financial Results

1.9 Million Customer Nets, Record-Low Churn of 1.27%, Net Income of $225 Million, 12% Service Revenue Growth and 36% Adjusted EBITDA Growth Year-over-Year

Second Quarter 2016 Highlights:

•	Customer momentum continues for the fastest growing wireless company in America:

◦	1.9 million total net adds - 13th consecutive quarter of over 1 million

◦	890,000 branded postpaid net adds

◦	646,000 branded postpaid phone net adds - led industry in branded postpaid phone net adds for the 10th consecutive quarter

◦	476,000 branded prepaid net adds - up 167% YoY due to strong growth from MetroPCS

◦	Record-low branded postpaid phone churn of 1.27% - down 6 bps QoQ and 5 bps YoY

•	Customer growth translating into industry-leading financial growth:

◦	$6.9 billion service revenues, up 12.1% YoY

▪	T-Mobile led industry in YoY service revenue percentage growth for 9th consecutive quarter

◦	$9.2 billion total revenues, up 12.8% YoY

▪	T-Mobile led industry in YoY total revenue percentage growth for 12th time in past 13 quarters

◦	Net income of $225 million and earnings per share of $0.25

◦	$2.5 billion Adjusted EBITDA, up 35.6% YoY

▪	36% Adjusted EBITDA margin, up from 30% in the second quarter of 2015

◦	Branded postpaid phone ARPU of $47.11, up 1.9% QoQ and generally stable adjusting for Data Stash

•	Continued improvements in America’s fastest and fastest growing 4G LTE network:

◦	Fastest 4G LTE network in the US - leading in average download speeds for 10th consecutive quarter

◦	311 million POPs covered with 4G LTE

◦	“Extended Range LTE” covers more than 200 million POPs across 350 market areas

•	T-Mobile again ranked highest in Total Ownership Experience by J.D. Power

•	Raising customer outlook and narrowing Adjusted EBITDA target for 2016:

◦	Guidance range for branded postpaid net adds increased to 3.4 to 3.8 million from 3.2 to 3.6 million

◦	Narrowing Adjusted EBITDA target to $9.8 to $10.1 billion from $9.7 to $10.2 billion

▪	Guidance includes aggregate impact of leasing and Data Stash now expected to be $0.8 to $1.0 billion, and the $0.6 billion spectrum gain in the first quarter of 2016

◦	Maintaining guidance of $4.5 to $4.8 billion of cash capital expenditures

BELLEVUE, Wash. - July 27, 2016 - T-Mobile US, Inc. (NASDAQ: TMUS) today reported second quarter 2016 results which again showed that the Company continues to dramatically outperform the industry in both customer and financial results. In the second quarter of 2016, T-Mobile added 1.9 million total net customers while delivering 12% growth in service revenue and 36% growth in Adjusted EBITDA year-over-year.

“We outperformed the competition again on every key metric, while delivering the best postpaid phone churn numbers in our history!” said John Legere, President and CEO of T-Mobile.  “Quarter after quarter this team continues to deliver results that are the best in the business despite the competition's best efforts to compete.”

Industry-Leading Customer Growth
In the second quarter of 2016, T-Mobile added 1.9 million net customers, bringing its total customer count to more than 67 million. This was the thirteenth consecutive quarter in which the Company has generated more than 1 million net customer additions. Since the launch of the first Un-carrier initiative in the first quarter of 2013, T-Mobile has added more than 24 million customers on a pro forma combined basis.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile saw ongoing strength in branded postpaid customers with net additions of 890,000 in the second quarter of 2016. The sequential and year-over-year decline was primarily due to the absence of iconic device launches in the period. Branded postpaid phone net customer additions were 646,000 in the second quarter of 2016, and T-Mobile led the industry in this metric for the 10th consecutive quarter.

Branded prepaid net customer additions in the second quarter of 2016 were 476,000, up 167% year-over-year primarily driven by MetroPCS. Wholesale net customer additions were 515,000 in the second quarter of 2016.

Branded postpaid phone churn was a record-low 1.27% in the second quarter of 2016, down 6 basis points compared to 1.33% in the first quarter of 2016 and down 5 basis points compared to 1.32% in the second quarter of 2015. Branded prepaid churn was 3.91% in the second quarter of 2016, compared to 3.84% in the first quarter of 2016 and 4.93% in the second quarter of 2015.

Industry-Leading Financial Growth
In addition to strong customer growth, T-Mobile delivered outstanding financial results and once again led the industry in year-over-year percentage growth in service revenue, total revenue, and Adjusted EBITDA in the second quarter of 2016.

Service revenues for the second quarter of 2016 grew by 12% year-over-year, primarily due to continued growth in the Company’s customer base. This marks the ninth consecutive quarter that T-Mobile has led the industry in year-over-year service revenue percentage growth. T-Mobile’s total revenues for the second quarter of 2016 grew by 13% year-over-year, which also led the industry for the twelfth time in the past thirteen quarters.

Branded postpaid phone Average Revenue per User (ARPU) of $47.11 in the second quarter of 2016 was up 1.9% sequentially and down 2.2% year-over-year. Excluding the impact of Data Stash, branded postpaid phone ARPU was generally stable both sequentially and year-over-year as continued strategic focus on family plan penetration, promotional activity, and Un-carrier initiatives were offset by higher data attach rates and growth in insurance programs revenue. Branded postpaid Average Billings per User (ABPU) was $62.59 in the second quarter of 2016. Excluding the impact of Data Stash, branded postpaid ABPU was also generally stable both sequentially and year-over-year. Branded postpaid customers per account grew to 2.64 in the second quarter of 2016, up from 2.43 in the second quarter of 2015.

In the second quarter of 2016, Adjusted EBITDA increased by 36% year-over-year to $2.464 billion, due to growth in the customer base and lower losses on equipment, partially offset by higher SG&A expenses due to strategic investments to support the growing customer base, and a higher non-cash impact of Data Stash. The Adjusted EBITDA margin was 36% for the second quarter of 2016, compared to 30% in the prior year.

The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the second quarter of 2016 was $279 million, including lease revenues of $367 million offset by the non-cash impact from Data Stash of $88 million.

Net income amounted to $225 million, down from $479 million in the first quarter of 2016 and down from $361 million in the second quarter of 2015. Earnings per share (EPS) in the second quarter of 2016 was $0.25, compared to EPS of $0.56 in the first quarter of 2016 and $0.42 in the second quarter of 2015. The sequential decline in EPS was due to the after-tax impact of $0.46 related to the spectrum gain included in EPS for the first quarter of 2016. The year-over-year decline was primarily due to higher interest expense and lower interest income in the second quarter of 2016, and lower income tax expense in the second quarter of 2015, partially offset by a higher operating income in the second quarter of 2016.

Net cash provided by operating activities was $1.768 billion in the second quarter of 2016, up from $1.161 billion in the second quarter of 2015. Free cash flow was $419 million in the second quarter of 2016, compared to an outflow of $30 million in the second quarter of 2015. Adjusted free cash flow was $485 million in the second quarter of 2016 compared to $73 million in the second quarter of 2015.

Continued Improvements in Fastest 4G LTE Network

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile continued to make improvements to its 4G LTE network to support customer growth in the second quarter of 2016 and beyond. These improvements enabled T-Mobile to once again be the fastest 4G LTE network in the country based on download speeds from millions of user-generated tests. This is the tenth consecutive quarter that the Company has held that title.

Currently, T-Mobile provides 4G LTE coverage to 311 million people. The Company has deployed Wideband LTE nationwide to add capacity to America’s Fastest LTE Network and is expanding Extended Range LTE to enhance coverage and in-building performance. Extended Range LTE, which operates on the Company’s low-band 700 MHz A-Block spectrum, currently covers more than 200 million people in 350 market areas. In the first and second quarters of 2016, T-Mobile entered into agreements with multiple parties to acquire additional 700 MHz A-Block spectrum licenses. These acquisitions will increase T-Mobile’s total low-band spectrum holdings from 210 million POPs to 269 million POPs upon closing.

The Company is a qualified bidder in the 600 MHz broadcast incentive auction.

Cash capital expenditures reflect T-Mobile’s continued investment in the expansion of its 4G LTE network. In the second quarter of 2016, cash capital expenditures were $1.3 billion, in line with $1.3 billion in the first quarter of 2016 and up from $1.2 billion in the second quarter of 2015.

Highest Ranking in Total Ownership Experience
This week, T-Mobile was again ranked highest in Total Ownership Experience among full service U.S. wireless companies by J.D. Power, improving across the board in all metrics including Network Quality, Cost of Service, Account Management, Offerings & Promotions, Wireless Devices, Purchase Process and Customer Service.

Raising Customer Outlook and Narrowing Adjusted EBITDA Target for 2016
T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA and free cash flow in 2016.

Branded postpaid net customer additions for full-year 2016 are now expected to be between 3.4 and 3.8 million, an increase from the previous guidance range of 3.2 to 3.6 million.

For the full-year 2016, T-Mobile now expects Adjusted EBITDA to be in the range of $9.8 to $10.1 billion, narrowing the previous guidance range of $9.7 to $10.2 billion. This guidance includes the aggregate impact from leasing and Data Stash now expected to be approximately $0.8 to $1.0 billion, and the spectrum gain of $0.6 billion recognized in the first quarter of 2016.

Cash capital expenditures for full-year 2016 are expected to be in the range of $4.5 to $4.8 billion, unchanged from previous guidance.

Quarterly Financial Results
For more details on T-Mobile’s second quarter 2016 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media
Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @JohnLegere Twitter (https://twitter.com/JohnLegere), Facebook and Periscope accounts, which Mr. Legere also uses as a means for

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to 67.4 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com or join the conversation on Twitter using $TMUS.

Q2 2016 Earnings Call, Livestream and Webcast Access Information

Access via Phone (audio only):
Date:             Wednesday, July 27, 2016
Time:             10:30 a.m. (EDT)
Call-in Numbers:         800-432-9830
International:             719-234-7318
Participant Passcode:        5957614

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Access via Social Media:
The @TMobileIR Twitter account will live-tweet the earnings call.

Submit Questions via Text, Twitter, or Facebook:
Text:                 Send a text message to 313131, enter the keyword TMUS followed by a space
Twitter:                 Send a tweet to @TMobileIR or @JohnLegere using $TMUS
Facebook:                                   Post a comment to John Legere’s Facebook Earnings post

Access via Webcast:
The earnings call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 5957414.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinions, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:                                     Investor Relations Contact:
Media Relations                                    Nils Paellmann
T-Mobile US, Inc.                                T-Mobile US, Inc.
mediarelations@t-mobile.com                            877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com                            investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. As T-Mobile does not or cannot predict or forecast certain of the expenses which are excluded from Adjusted EBITDA, but which would be required for the presentation of projected net income, T-Mobile does not provide projected net income or reconciliations to GAAP in the forward-looking financial measures.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Net income	$(63)	$361	$138	$297	$479	$225	$298	$704
Adjustments:
Interest expense	261	257	262	305	339	368	518	707
Interest expense to affiliates	64	92	121	134	79	93	156	172
Interest income	(112)	(114)	(109)	(85)	(68)	(68)	(226)	(136)
Other expense (income), net	8	(1)	1	3	2	3	7	5
Income tax expense (benefit)	(41)	2	100	184	272	147	(39)	419
Operating income	117	597	513	838	1,103	768	714	1,871
Depreciation and amortization	1,087	1,075	1,157	1,369	1,552	1,575	2,162	3,127
Cost of MetroPCS business combination	128	34	193	21	36	59	162	95
Stock-based compensation (1)	56	71	43	52	53	61	127	114
Other, net	—	40	2	—	5	1	40	6
Adjusted EBITDA	$1,388	$1,817	$1,908	$2,280	$2,749	$2,464	$3,205	$5,213

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the condensed consolidated financial statements.

Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is more indicative of T-Mobile's ongoing performance and trends by excluding certain expenses which are either nonrecurring or may not be indicative of T-Mobile's directly controllable operating results. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

	Quarter						Six Months Ended June 30,
(in millions, except average number of customers, ARPU and ABPU)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302	$4,509	$7,849	$8,811
Less: Branded postpaid mobile broadband revenues	(109)	(135)	(165)	(179)	(182)	(193)	(244)	(375)
Branded postpaid phone service revenues	$3,665	$3,940	$4,032	$4,158	$4,120	$4,316	$7,605	$8,436
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	26,313	27,250	28,003	28,849	29,720	30,537	26,781	30,128
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21	$47.11	$47.33	$46.67

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302	$4,509	$7,849	$8,811
EIP billings	1,292	1,393	1,409	1,400	1,324	1,344	2,685	2,668
Lease revenues	—	—	30	194	342	367	—	709
Total billings for branded postpaid customers	$5,066	$5,468	$5,636	$5,931	$5,968	$6,220	$10,534	$12,188
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	27,717	28,797	29,838	31,013	32,140	33,125	28,257	32,633
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90	$62.59	$62.14	$62.25

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,842	$1,861	$1,894	$1,956	$2,025	$2,119	$3,703	$4,144
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	16,238	16,396	16,853	17,330	17,962	18,662	16,317	18,312
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58	$37.86	$37.82	$37.72

Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Mar 31, 2016	Jun 30, 2016
Short-term debt	$467	$386	$114	$182	$365	$258
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600	5,600
Long-term debt (1)	16,248	16,373	16,430	20,461	20,505	21,574
Less: Cash and cash equivalents	(3,032)	(2,642)	(2,633)	(4,582)	(3,647)	(5,538)
Less: Short-term investments	—	—	—	(2,998)	(2,925)	—
Net Debt (excluding Tower Obligations)	$19,283	$19,717	$19,511	$18,663	$19,898	$21,894
Divided by: Last twelve months Adjusted EBITDA	$5,936	$6,302	$6,864	$7,393	$8,754	$9,401
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.2	3.1	2.8	2.5	2.3	2.3

(1)
Long-term debt as of March 31, 2015 through December 31, 2015 has been restated for the adoption of Accounting Standards Update 2015-03, “Simplifying the Presentation of Debt Issuance Costs” in the first quarter of 2016. The impact to the Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio was not significant.

Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Free cash flow and adjusted free cash flow are calculated as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	2015	2016
Net cash provided by operating activities	$489	$1,161	$1,531	$2,233	$1,025	$1,768	$1,650	$2,793
Cash purchases of property and equipment	(982)	(1,191)	(1,120)	(1,431)	(1,335)	(1,349)	(2,173)	(2,684)
Free Cash Flow	(493)	(30)	411	802	(310)	419	(523)	109
MetroPCS CDMA network decommissioning payments	71	103	76	95	63	66	174	129
Adjusted Free Cash Flow	$(422)	$73	$487	$897	$(247)	$485	$(349)	$238

Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com